April 25, 2011

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Easy Organic Cookery, Inc. on Form S-1/A (No. 2) of our audit report, dated August 13, 2010, relating to the accompanying audited balance sheet as of July 31, 2010 and related statements of operations, stockholder’s deficit and cash flows from inception (July 6, 2010) through July 31, 2010, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1/A and this Prospectus.

De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC

April 25, 2011